CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 15, 2013, relating to the financial statements and financial highlights which appear in the February 28, 2013 Annual Report to Shareholders of Schwab Global Real Estate Fund (a series of Schwab Investments), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial highlights,” “Independent Registered Public Accounting Firm” and “Portfolio Holdings Disclosure” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Francisco, California
June 24, 2013